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Exhibit 1

DESCRIPTION OF SERIES C PREFERRED STOCK

        The following description of the material terms and provisions of the Series C preferred stock is only a summary and is qualified in its entirety by reference to our certificate of incorporation and the certificate of designations creating the Series C preferred stock, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

        Our certificate of incorporation authorizes our board of directors to issue up to 20,000,000 shares of our preferred stock, par value $.01 per share. We currently have outstanding 750,000 shares of our Series A convertible preferred stock and 4,300,000 shares of our Series B preferred stock.

        Subject to the limitations prescribed by our certificate of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. The Series C preferred stock is a series of preferred stock. When issued, the shares of Series C preferred stock will be validly issued, fully paid and non-assessable.

Rank

        The Series C preferred stock shall rank, with respect to rights to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, (i) senior to our common stock and to any other class or series of our capital stock other than any class or series referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with our outstanding Series B preferred stock and any other class or series of our capital stock, the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Series C preferred stock as to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, and (iii) junior to our outstanding Series A convertible preferred stock and any other class or series of our capital stock, the terms of which specifically provide that such class or series ranks senior to the Series C preferred stock as to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up. For these purposes, debt securities of the Company which are convertible into or exchangeable for shares of our capital stock or any other debt securities of the Company shall not constitute a class or series of our capital stock.

Dividends

        Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series C preferred stock as to dividends, the holders of our Series C preferred stock will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for the payment of dividends, cumulative cash dividends at the rate of 9.00% per annum of the $25.00 per share liquidation preference (equivalent to $2.25 per share). These dividends shall accrue and be cumulative from the date of the original issuance by the Company of shares of Series C preferred stock and will be payable quarterly in arrears on the first day of February, May, August and November of each year or, if not a business day, the next succeeding business day, without any additional interest or adjustment for any such delay. The first dividend, which will be paid on February 3, 2003, will be for less than a full quarter and will reflect dividends accumulated from the original issuance through, and including, February 1, 2003. A dividend payable on the Series C preferred stock for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stockholder records at the close of business on the applicable record date, which will be such date designated by our board of directors for the payment of dividends that is not more than 30 nor less than 10 days before the dividend payment date.

        We will not declare dividends on the Series C preferred stock, or pay or set apart for payment dividends on the Series C preferred stock at any time if the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits the declaration, payment or setting apart for payment or provides that the declaration, payment or setting apart for payment would constitute a breach of or a default under the agreement, or if the declaration or payment is restricted or prohibited by law.

        Notwithstanding the foregoing, dividends on the Series C preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. Except as described in the next paragraph, we will not declare or pay or set aside for payment dividends, and we will not declare or make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock, or shares of any other class or series of our capital stock ranking, as to dividends, on a parity with or junior to the Series C preferred stock (other than a dividend paid in shares of common stock or in shares of any other class or series of capital stock ranking junior to the Series C preferred stock as to dividends and upon liquidation) for any period, nor will we redeem, purchase or otherwise acquire for consideration, or make any other distribution of cash or other property, directly or indirectly, or pay or make available any monies for a sinking fund for the redemption of any common stock, or on any other capital stock ranking junior to or on a parity with the Series C preferred stock as to dividends or upon liquidation (except by conversion into or exchange for other shares of capital stock ranking junior to the Series C preferred stock as to dividends and upon liquidation, and except in accordance with certain provisions of the certificate of incorporation, under which Series C preferred stock owned by a stockholder in excess of the ownership limit discussed under "Restrictions on Ownership and Transfer" in the accompanying prospectus will be transferred to a trust and may be purchased by us under certain circumstances) unless full cumulative dividends on the Series C preferred stock for all past dividend periods and the then current dividend period have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

        When we do not pay dividends in full (or we do not set apart a sum sufficient to pay them in full) upon the Series C preferred stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series C preferred stock, we will declare any dividends upon the Series C preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Series C preferred stock proportionately so that the amount of dividends declared per share of Series C preferred stock and such other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series C preferred stock and such other series of preferred stock (which will not include any accrual in respect of unpaid dividends on such other series of preferred stock for prior dividend periods if such other series of preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C preferred stock which may be in arrears.

        Holders of shares of Series C preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series C preferred stock as described above. Any dividend payment made on the Series C preferred stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series C preferred stock will accumulate as of the due date for the dividend payment on which they first become payable.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the holders of shares of Series C preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of common stock or any other class or series of our capital stock ranking junior to the Series C preferred stock as to liquidation rights. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C preferred stock and the corresponding amounts payable on all shares of other classes or series of capital stock ranking on a parity with the Series C preferred stock in the distribution of assets, then the holders of the Series C preferred stock and all other classes or series of capital stock ranking on a parity with the Series C preferred stock will share proportionately in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series C preferred stock will be entitled to written notice of any liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the sale, lease or conveyance of all or substantially all of our property or business will not be deemed to constitute our liquidation, dissolution or winding-up.

Redemption

        Shares of Series C preferred stock are not redeemable before December 17, 2007. However, in order to ensure that we remain qualified as a REIT for federal income tax purposes, the Series C preferred stock will be subject to provisions of the certificate of incorporation, under which Series C preferred stock owned by a stockholder in excess of the ownership limit discussed under "Restrictions on Ownership and Transfer" in the accompanying prospectus will be transferred to a trust and may be purchased by us under certain circumstances. On or after December 17, 2007, we may, at our option upon not less than 30 nor more than 60 days' written notice, redeem the Series C preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share plus all accrued and unpaid dividends (except as provided below), if any (whether or not declared) to the date fixed for redemption, without interest. If we redeem fewer than all of the outstanding shares of Series C preferred stock, the shares of Series C preferred stock to be redeemed will be redeemed proportionately (as nearly as may be practicable without creating fractional shares) or by lot or by any other equitable method as we may determine. Holders of Series C preferred stock to be redeemed will surrender the preferred stock at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender of the preferred stock. If (i) we have given notice of redemption of any shares of Series C preferred stock, (ii) we have irrevocably set aside the funds necessary for the redemption (and, if the redemption date falls after a record date and prior to the corresponding date on which a dividend is scheduled to be paid, we have irrevocably set aside the amount of cash necessary to pay the dividends payable on the date such dividends are to be paid in respect of the shares of Series C preferred stock) in trust for the benefit of the holders of any shares of Series C preferred stock so called for redemption, and (iii) we have given irrevocable instructions to pay such redemption price, and if applicable, such dividends, then from and after the redemption date dividends will cease to accrue on such shares of Series C preferred stock, the shares of Series C preferred stock will no longer be deemed outstanding and all rights of the holders of the shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon the redemption, without interest. The redemption provisions of the Series C preferred stock do not in any way limit or restrict our right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series C preferred stock at such price or prices as we may determine, subject to the provisions of applicable law.

        Unless we have declared and paid in cash, or we are contemporaneously declaring and paying, or we have declared and set aside a sum sufficient for the payment of, the full cumulative dividends on all Series C preferred stock for all past dividend periods and the then current dividend period, we may not redeem any Series C preferred stock unless we simultaneously redeem all outstanding shares of Series C preferred stock and we will not purchase or otherwise acquire directly or indirectly any shares of Series C preferred stock except by exchange for shares of capital stock ranking junior to the Series C preferred stock as to dividends and amounts upon liquidation; except that we may purchase shares of Series C preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C preferred stock or, subject to certain provisions of our certificate of incorporation, we may, under certain circumstances, purchase shares of Series C preferred stock owned by a stockholder in excess of the ownership limit.

        We will give notice of redemption by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series C preferred stock to be redeemed at their respective addresses as they appear on our share transfer records. No failure to give such notice or any defect in the notice or in the mailing thereof will affect the sufficiency of notice or validity of the proceedings for the redemption of any Series C preferred stock except as to a holder to whom notice was defective or not given. A redemption notice will be conclusively presumed to have been duly given on the date mailed whether or not the holder actually received the redemption notice. Each notice will state (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series C preferred stock to be redeemed; (iv) the place or places where certificates for shares of Series C preferred stock are to be surrendered for payment of the redemption price; and (v) that dividends on the Series C preferred stock to be redeemed will cease to accrue on the redemption date. If we redeem fewer than all of the shares of Series C preferred stock held by any holder, the notice mailed to such holder will also specify the number of shares of Series C preferred stock held by such holder to be redeemed.

        If a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, each holder of Series C preferred stock at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before that dividend payment date. Except as described above and except to the extent the redemption price includes all accrued and unpaid dividends, we shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C preferred stock for which a notice of redemption has been given.

        The shares of the Series C preferred stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of Series C preferred stock.

        The Series C preferred stock will have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we remain qualified as a REIT for federal income tax purposes, the Series C preferred stock will be subject to provisions of our certificate of incorporation, under which Series C preferred stock owned by a stockholder in excess of the ownership limit discussed under "Restrictions on Ownership and Transfer" in the accompanying prospectus will be transferred to a trust and may be purchased by us under certain circumstances.

Voting Rights

        Holders of the Series C preferred stock will not have any voting rights, except as provided by applicable law and as described below.

        Whenever dividends on any shares of Series C preferred stock are in arrears for six or more consecutive or non-consecutive quarterly periods, a preferred dividend default will exist, and the holders of the Series C preferred stock (voting separately as a class with all other series of parity preferred stock of the Company upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on the Series C preferred stock and all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable will have been fully paid or declared and a sum sufficient has been set aside to pay them. Upon such election, the number of members of our entire board of directors will be increased by two directors. If and when all accumulated dividends and the accrued dividend for the then current dividend period shall have been paid on such Series C preferred stock and all series of preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of each of the additional directors so elected will terminate and the entire board of directors shall be reduced accordingly. So long as a preferred dividend default continues, any vacancy in the office of additional directors elected under this section may be filled by written consent of the director elected as described in this paragraph who remains in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series C preferred stock when they have the voting rights described above (voting separately as a class with all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable). Each of the directors elected as described in this paragraph will be entitled to one vote on any matter.

        So long as any shares of Series C preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of two-thirds of the shares of Series C preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (with the Series C preferred stock voting separately as a class): (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to the Series C preferred stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up or reclassify any of our authorized shares into capital stock of that kind, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) amend, alter or repeal the provisions of the certificate of incorporation or certificate of designations, whether by merger, consolidation, transfer or conveyance of substantially all of its assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C preferred stock or its holders; except that with respect to the occurrence of any of the events described in (ii) above, so long as the Series C preferred stock remains outstanding with the terms of the Series C preferred stock materially unchanged, taking into account that, upon the occurrence of an event described in (ii) above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series C preferred stock and except that (A) any increase in amount of the authorized Series C preferred stock or the creation or issuance of any other series of preferred stock or (B) any increase in the number of authorized shares of Series C preferred stock or any other series of preferred stock, in each case ranking on a parity with or junior to the Series C preferred stock of such series with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if, at or before to the time when the act with respect to which the vote would otherwise be required is effected, all outstanding shares of Series C preferred stock are redeemed or called for redemption upon proper notice and we deposit sufficient funds, in cash, in trust to effect the redemption.

        In any matter in which the Series C preferred stock may vote (as expressly provided in the certificate of designations or as may be required by law), each share of Series C preferred stock shall be entitled to one vote, except that when any other series of our preferred stock shall have the right to vote with the Series C preferred stock as a single class on any matter, the Series C preferred stock and such other series shall have with respect to such matters one vote per each $25.00 of stated liquidation preference.

Conversion

        The shares of Series C preferred stock are not convertible into or exchangeable for any of our other property or securities.

Restrictions on Ownership and Transfer

        As discussed under "Restrictions on Ownership and Transfer" in the accompanying prospectus, for us to qualify as a REIT under the Internal Revenue Code, the transfer of our capital stock, which includes the Series C preferred stock, is restricted and not more than 50% in value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of any taxable year. As a result, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, subject to limited exceptions, more than 9.225% of the value of our outstanding capital stock.

Form

        The Series C preferred stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depositary Company except under limited circumstances.

Transfer Agent

        The transfer agent, registrar and dividend disbursing agent for the Series C preferred stock will be EquiServe Trust Company, N.A.

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  Exhibit 1
DESCRIPTION OF SERIES C PREFERRED STOCK